EXHIBIT 10.9

CORRESPONDENT LOAN

PURCHASE AGREEMENT

Thornburg Mortgage, Inc.
119 East Marcy Street, Suite 201
Santa Fe, New Mexico 87501
505.989.1900 Tel
505.989.8156 Fax
www.thornburg.com

This CORRESPONDENT LOAN PURCHASE AGREEMENT (this “Agreement”) dated as of January 6, 2000, is between THORNBURG MORTGAGE ASSET CORPORATION, a Maryland corporation (“TMA”), and the seller named below (the “Correspondent”).

PRELIMINARY STATEMENT

WHEREAS, in reliance upon the representations and warranties of the Correspondent contained herein, the Correspondent Seller Guide, as hereinafter defined, and the PNC Servicer Guide, as hereinafter defined, which are incorporated by reference herein, and in the Correspondent Application attached hereto as Exhibit A, TMA has agreed to purchase from the Correspondent, from time to time, and the Correspondent has agreed to sell to TMA, from time to time, certain residential whole mortgage loans meeting the criteria set forth in the Correspondent Seller Guide;

WHEREAS, the Correspondent may retain the servicing of such mortgage loans, in which instance the Correspondent and TMA desire to prescribe the terms and conditions of such servicing as set forth in the Correspondent Seller Guide and the PNC Servicer Guide as hereinafter defined;

WHEREAS, TMA has or is about to contract with PNC to master service such mortgage loans, and may in the future contract with another master servicer to master service such mortgage loans; and

WHEREAS, Correspondent shall service such mortgage loans in accordance with the PNC Servicer Guide and shall recognize PNC as the master servicer of such mortgage loans.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TMA and the Correspondent agree as follows:

Section 1.    Definitions. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings set forth in the Correspondent Seller Guide.

Section 2.    Delivery of the Guides. TMA has provided to the Correspondent and the Correspondent has received and reviewed the Guides, which are incorporated by reference in their entirety into this Agreement. The Correspondent has had the opportunity to ask questions of TMA concerning the Guides. The Correspondent understands and agrees that TMA’s and/or PNC’s reasonable interpretation of the Guides, as applicable, shall be final and binding on the Correspondent in all respects.

Section 3.    Sale and Conveyance of Eligible Loans; Possession of Mortgage Files.

(a)        Regarding the purchase of each Eligible Loan or Eligible Loans, Correspondent agrees to provide TMA with its wire transfer instructions. TMA shall issue a Verification of Purchase and Wire Transfer by facsimile to Correspondent following such purchase(s).

(b)        On each Purchase Date, the Correspondent, upon the receipt of the Purchase Price therefor, does hereby sell, transfer, assign, set over and convey to TMA, without recourse, but subject to the terms and provisions of this Agreement, all the right, title, and interest of the, Correspondent in and to one or more Eligible Loans meeting the requirements of this Agreement. In full consideration for the sale of each of the Eligible Loans by the Correspondent to TMA pursuant to this Agreement, on each Purchase Date TMA shall pay to the Correspondent the Purchase Price, as adjusted as set forth in the Correspondent Seller Guide, and Servicing Released Fee, if any, for the Eligible Loans purchased on such Purchase Date.

(c)        The Correspondent will deliver the following items to TMA on the Effective Date:

(i)         an executed original of this Agreement;

(ii)        the Officers’ Certificate;

(iii)      the Opinion of Counsel, which shall be acceptable to TMA in its sole discretion;

(iv)      a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Eligible Loans which were acquired through merger or originated by the Correspondent while conducting business under a name other than its present name;

(v)        the written approval of any receiver, conservator or trustee that is (or may be) necessary for consummation of the transactions contemplated by this Agreement, which written approval shall be dated no more that twenty (20) days prior to the Effective Date; and

(vi)      any consents or approvals required by any and all applicable laws, rules or regulations or pursuant to contract to consummate the transactions contemplated hereby.

(d)        Upon payment for the related Eligible Loan pursuant to this Section 3, the beneficial ownership of each Mortgage Note, each Mortgage, and each of the other documents comprising the Mortgage File with respect to each Eligible Loan is hereby vested in TMA, and the ownership of all records and documents with respect to each Eligible Loan prepared by or which come into the possession of the Correspondent is hereby immediately vested in TMA and shall be held and maintained, in trust, by the Correspondent at the will of TMA in such custodial capacity only.

(e)        In the event an Eligible Loan purchased by TMA is prepaid in full by a borrower within one hundred twenty (120) days of the purchase of the Eligible Loan by TMA, Correspondent shall repurchase such Eligible Loan from TMA pursuant to the Guide and, in addition, shall pay TMA the premium, if any, (including any premium for servicing released) paid by TMA to Correspondent for the Eligible Loan.

(f)         In the event any borrower defaults on the payment of the first payment due on an Eligible Loan, Correspondent shall repurchase such Eligible Loan from TMA, at TMA’s sole option, pursuant to the Seller Guide.

Section 4.    Application and Amendment of the Guides: Approval Notification Letter.

(a)        The reasonable interpretation of TMA and PNC, as applicable, of the Guides shall be final and binding on the parties hereto in all respects. Regardless of whether specifically identified as such, each requirement, standard, instruction or statement in the Guides, the Correspondent Application, this Agreement and any Approval Notification Letter shall be deemed to be a representation and warranty by Correspondent to TMA. TMA or PNC may amend, alter, modify, supplement, replace or restate the Guides (an “Amendment”) at any time, and from time to time, in its sole discretion without the consent of the Correspondent. TMA shall give written notice of an Amendment to the Correspondent, and the Amendment shall become effective immediately or as specifically provided therein; provided, however, no Amendment of the Correspondent Seller Guide shall be effective with respect to an outstanding Approval Notification Letter unless consented to by the Correspondent. In the event of any inconsistencies between the provisions of this Agreement and the Guides, this Agreement shall control.

(b)       In the event of any inconsistencies between the provisions of this Agreement (including the Guides) and the Approval Notification Letter, the Approval Notification Letter shall control.

Section 5.    Representations, Warranties and Covenants of the Correspondent Remedy.

(a)        The Correspondent hereby makes to TMA as of the Effective Date all of the Correspondent’s representations, and warranties set forth in the Guides (other than those representations and warranties that relate only to individual Eligible Loans, which are made or effective as set forth in the Correspondent Guide) and grants to TMA the remedies set forth hereunder and in the Guides with respect to a breach of such representations and warranties. The Correspondent also hereby covenants with TMA that the Correspondent shall continue to comply with all of the Correspondent’s representations, warranties and covenants set forth in the Guides, each Approval Notification Letter and this Agreement. The warranties, obligations and representations stated in the Guides are hereby made or undertaken by Correspondent with respect to each of the Eligible Loans to be sold and serviced by it on behalf of TMA, unless expressly waived in writing by TMA. All warranties made by Correspondent shall survive (i) any investigation made by or on behalf of TMA, its assignee or designee, (ii) liquidation of the Eligible Loan, (iii) purchase of the Eligible Loan by TMA, its designee or assignee, (iv) repurchase of the Eligible Loan by Correspondent, and (v) termination of this Agreement or similar event, and all such warranties shall inure to the benefit of TMA, Correspondent shall supply evidence that is satisfactory to TMA of its compliance with any provisions of the Guides.

(b)        If, after purchase of any Eligible Loan by TMA, any of the representations or warranties of the Correspondent contained herein or in the Correspondent Seller Guide or the PNC Servicer Guide are untrue, TMA may, at its option, without regard to the Correspondent’s actual or implied knowledge of the untruth of such warranty (except to the extent the warranty is expressly conditioned upon the Correspondent’s actual knowledge), in addition to and without limitation as to any other remedy accruing to TMA, require the Correspondent to repurchase said Eligible Loan pursuant to the Guide. It is contemplated that a third party may purchase from TMA the Eligible Loans purchased by TMA from Correspondent, and Correspondent agrees that TMA may, in its own name or in the name of the third party, exercise any rights or remedies at law or in equity on behalf of itself or such third party.

(c)        Correspondent shall indemnify TMA and PNC from and hold TMA harmless against all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees, and expenses heretofore or hereafter resulting from a material breach of any warranty, obligation or representation contained in or made pursuant to this Agreement or from any claim, demand, defense or assertion against or involving TMA, PNC or its assignee or transferee of any Eligible Loan based on or grounded upon, or resulting from such breach or a breach of any representation, warranty or obligation made by TMA in reliance upon any warranty, obligation or representation made by Correspondent contained in or made pursuant to this Agreement. Correspondent hereby acknowledges TMA’s intent to sell the Eligible Loans to third parties in reliance upon Correspondent’s warranties, obligations and representations. The obligations of Correspondent under this Section shall survive delivery and payment for the Eligible Loans, liquidation or repurchase of the Eligible Loans and termination of this Agreement or the expiration hereof.

Section 6.    Correspondent’s Duties

Correspondent shall diligently perform all duties incident to the selling and servicing, if applicable, of all Eligible Loans that may be sold by Correspondent, from time to time. In the performance of such duties, Correspondent shall employ procedures and exercise the same care that it would maintain for loans held in its own portfolio and in accordance with standards of practice, diligence, prudence and competence maintained by prudent mortgage lenders in the jurisdiction where the property is located. Correspondent shall also comply with all of the provisions of the Guides and with all other reasonable requirements and instruction of TMA and PNC, as applicable. Correspondent shall perform such services at its sole expense except as otherwise expressly provided in the Guides. Correspondent agrees to service each of such Eligible Loans continuously beginning with the Purchase Date for such Eligible Loans until either all interest and principal on each Eligible Loan has been paid in full, the Eligible Loan has been liquidated as provided in the Guides, or such servicing duties are terminated by TMA or PNC.

Section 7.    Compensation

Unless otherwise set forth herein, the servicing fees to be paid to Correspondent shall be as specified in the Guides.

Section 8.    Costs and Expenses; Right of Setoff

(a)        The Correspondent shall pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation transfer fees, recording fees, fees for title policy endorsements and continuations, attorneys’ fees and costs associated with the physical delivery and insured shipment of the Mortgage Files to TMA and/or TMA’s document custodian(s).

(b)        TMA and its successors and assigns shall be entitled to setoff against any amount to be paid by it to the Correspondent for such amounts as may be due from the Correspondent under this Agreement.

Section 9.    No Solicitation Rights

Subject to the provisions set forth in this Section 9, from and after the date hereof, neither the Correspondent, nor any of its Affiliates shall solicit, by means of direct mail, or telephonic or personal solicitation, the Mortgagors of any Eligible Loans for purposes of prepayment of such Eligible Loans. Solicitations undertaken by the Correspondent or any affiliate of the Correspondent that are directed to the general public at large (as opposed to directed specifically at the Mortgagors), including without limitation mass mailings based on commercially acquired mailing lists, and newspaper, radio and television advertisements, shall not constitute solicitation under this Section 9.

Section 10.    Conditions to Purchase

The obligations of TMA to purchase any Eligible Loans are subject to the satisfaction prior to or on each applicable Purchase Date (or on such other date as expressly provided for herein) of the following conditions, any one or more of which may be waived in writing by TMA:

(a)       All of the representations and warranties of the Correspondent set forth in the Guides shall be true and correct as of the applicable Purchase Date, and no event shall have occurred which, with notice or the passage of time, would constitute a Default or breach under this Agreement or under the Guides.

(b)      On each Purchase Date, TMA shall have received the documents and instruments required to be delivered to TMA on or before such Purchase Date pursuant to the Guides, duly executed by all signatories other than TMA as required pursuant to the respective terms thereof.

(c)       All other terms and conditions to be performed on or prior to the applicable Purchase Date (or such other date as expressly provided for herein) by the Correspondent shall have been duly complied with and performed in all respects pursuant to this Agreement, the applicable Approval Notification Letter and the Guides.

Section 11.    Termination or Suspension Upon Default.

(a)        Upon the occurrence of a Default hereunder or under the Correspondent Seller Guide or a default under the PNC Servicer Guide as defined therein under either of the Guides, TMA shall have the right, at its option and in its sole discretion, to suspend the selling privileges of the Correspondent or to terminate this Agreement, in addition to whatever rights TMA may have at law or in equity to damages, including injunctive relief and specific performance. TMA shall also have the right to terminate this Agreement without cause by giving thirty (30) days prior written notice to the Correspondent. In the event TMA terminates this Agreement, the Correspondent shall not be relieved of its servicing obligations, if any, unless expressly terminated in accordance with the PNC Servicer Guide nor shall the Correspondent be relieved of its other obligations with respect to Eligible Loans previously purchased by TMA including without limitation representations and warranties made herein and in the Correspondent Seller Guide. TMA may terminate this Agreement after a suspension. A termination of this Agreement or suspension of the selling privileges of the Correspondent due to a Default shall terminate or suspend any outstanding obligations of TMA as evidenced by Approval Notification Letters to purchase mortgage loans from the Correspondent; provided however, a termination of this Agreement without cause upon the giving of notice as set forth herein shall not terminate any outstanding obligations of TMA to purchase mortgage loans from the Correspondent. TMA may waive any Default, and upon any waiver, such Default shall cease to exist. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly waived.

Section 12.    Master Servicer

Correspondent acknowledges that TMA has appointed PNC as its Master Servicer, as hereinafter defined. Notwithstanding anything to the contrary contained in this Agreement, TMA shall have the right, in its sole discretion, to appoint and designate (such action, the “Appointment”) another master servicer as shall be reasonably acceptable to the Correspondent (in either case, a “Master Servicer”), as master servicer of some or all of the Eligible Loans then subject to this Agreement. Upon receipt of written notice of such Appointment from TMA, the Correspondent shall promptly execute a servicing agreement with the Master Servicer (a “Subservicing Agreement”) to service the Eligible Loans for the Master Servicer in accordance with the Master Servicer’s requirements as set forth in the Master Servicer’s servicing guide. Accordingly, the Correspondent shall service to, remit to, and report to, the Master Servicer, all in accordance with the terms of the Subservicing Agreement, and the servicing provisions set forth in this Agreement (but not provisions other than servicing provisions set forth in this Agreement) shall be superseded by the Subservicing Agreement, and shall not be binding upon the Correspondent during the term of such Subservicing Agreement.

Upon such Appointment, the Correspondent shall correspond and communicate solely with the Master Servicer, as if the Master Servicer were “TMA” hereunder. Furthermore, the Master Servicer shall have all rights as designee of TMA to enforce the representations and warranties, and all other covenants and conditions set forth in this Agreement and not superseded by the Subservicing Agreement, and the Correspondent shall follow the instructions of the Master Servicer under this Agreement as if such instructions were the instructions of TMA. The Master Servicer shall have the right to give any waivers or consents required or allowed under this Agreement on behalf of TMA, and shall furthermore be empowered to enter into and execute and deliver any amendments or modifications to this Agreement as TMA’s designee hereunder, and such amendments or modifications shall be binding upon TMA as if TMA had executed and delivered the same. All amounts due TMA under this Agreement shall be remitted to the Master Servicer in accordance with the Master Servicer’s instructions.

From and after the Appointment of the Master Servicer pursuant to this Section until the Master Servicer Termination (as defined below) the Correspondent shall be required to recognize and deal with the Master Servicer under this Agreement.

The Correspondent shall service the Eligible Loans in accordance with the Subservicing Agreement and shall treat the Master Servicer as TMA under this Agreement in accordance with the provisions of this Section unless and until the Correspondent receives written notice from TMA under this Agreement TMA has terminated the Master Servicer (such notice, the “Master Servicer Termination”). Upon receipt of the Master Servicer Termination, the Correspondent shall no longer recognize or deal with the Master Servicer as TMA’s designee hereunder, but shall instead deal directly with TMA or such other designee appointed by TMA by Appointment in accordance with this Section. From and after the receipt of the Master Servicer Termination, the Correspondent shall service the Eligible Loans in accordance with the provisions of this Agreement, and shall give no further effect to the Subservicing Agreement.

Section 13.    Miscellaneous Provisions.

(a)      Amendment. Except as provided in Section 4 concerning the Guides and Section 3 concerning the Approval Notification Letters, this Agreement may be amended from time to time by the Correspondent and TMA solely by written agreement signed by the Correspondent and TMA.

(b)        Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

(c)       Consent to Jurisdiction. The parties agree that, except as set forth in the PNC Servicer Guide, all legal actions and proceedings arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Federal Court or State Court located in the State of New York, and the parties hereby waive any objections to summons, service of process, jurisdiction over the person or subject matter, or the venue of the courts listed above.

(d)       Reproduction of Documents. This Agreement and all documents relating hereto, including without limitation (i) consents, waivers, and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, facsimile transmission, photostatic, microfilm, microcard, miniature photographic, or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)      Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, or by a nationally recognized overnight courier service, to the following:

If to the Correspondent:

Attention:   John Kaminer

or such other address as may hereafter be furnished to TMA in writing by the Correspondent, and

If to TMA:

Thornburg Mortgage Asset Corporation
119 East Marcy Street
Santa Fe, NM 87501
Attention: Ron Chicaferro, Vice President

or such other address as may hereafter be furnished to the Correspondent by TMA in writing.

(f)       Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement or the rights of TMA hereunder. If the invalidity of any part, provision, representation, or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

(g)      Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original such counterparts, together, shall constitute one and the same agreement.

(h)       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Correspondent and TMA and their respective successors and assigns; provided, however that the Correspondent may not, in whole or in part, assign or otherwise transfer, sell, subcontract, pledge or grant a security interest in any of its rights or delegate any of its duties hereunder to any party, including without limitation Correspondent’s affiliates, without the prior written consent of TMA. Any such purported or attempted transfer without the prior written consent of TMA shall be null and void. TMA may sell, assign, convey, hypothecate, pledge or in any way transfer, in whole or in part, without restriction, its rights hereunder, including but not limited to an assignment whereby this Agreement remains in effect between TMA and the Correspondent as to certain Eligible Loans but is assigned to a third party or parties as to other Eligible Loans.

(i)         Other Agreements Superseded. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

(j)         No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto, and at all times the Correspondent shall act and represent itself solely as an independent contractor of TMA and not an agent of TMA.

(k)       Attorney’s Fees. In the event of a dispute arising from or concerning an obligation Correspondent or TMA under this Agreement which results in litigation of the issue, the prevailing party to such litigation shall be indemnified by the other party for all costs and expenses in bringing or defending such action.

(l)          Authorized Representatives. TMA shall be entitled to rely, without investigation, that any Person holding themselves out to be a representative of the Correspondent for purposes of signing this Agreement or any other document delivered in connection with this Agreement or taking other action pursuant to the Agreement including but not limited to oral discussions was, at the respective times of such signing or actions, a duly elected or appointed, qualified and authorized representative of the Correspondent, and the execution or deliver of the Agreement or any document pursuant to the Agreement and the taking of any other actions, including but not limited to oral discussions, shall be conclusive evidence of such authorization.

IN WITNESS WHEREOF, the Correspondent and TMA have caused their names to be signed hereto by their respective officers “hereunto duly authorized as of the day and year first above written.

THORNBURG MORTGAGE ASSET CORPORATION
By:	/s/ RON CHICAFERRO

Name:	Ron Chicaferro

Title:	Vice President

Crescent Bank & Trust d/b/a [Company] Crescent Mortgage and Crescent Mortgage Services, Inc.
By:	/s/ MICHAEL P. LEDDY

Name:	Michael P. Leddy
Title:	Executive Vice President